Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Canopy Growth Corporation

Ontario, Canada

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 30, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in Canopy Growth Corporation’s Annual Report on Form 10-K for the year ended March 31, 2025. We also consent to the references to our firm under the headings “Experts” in such Registration Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

February 6, 2026